Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

PHL Variable Insurance Company

One American Row

Hartford, CT 06102-5056

Re:	PHL Variable Insurance Company (“PHLVIC”)

Post-effective Amendment No. 2 on Form S-3 to Registration Statement No. 333-164778 on Form S-1

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of this Post-effective Amendment No. 2 on Form S-3 to Registration Statement No. 333-164778 (“PEA No. 2”) filed on Form S-1 under the Securities Act of 1933 for PHLVIC’s certificates of interest in a group contingent annuity contract (“Contract”).

As an attorney for PHLVIC, I provide legal advice to PHLVIC in connection with the operation of its SEC registered and variable products. In this role, I am familiar with PEA No. 2 for the Contract. I have made an examination of the law and the documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below.

I am of the following opinion:

1.	PHLVIC is a valid corporation, organized and operated under the laws of the State of Connecticut and is subject to regulation by the Connecticut Commissioner of Insurance.

2.	The Contract, when properly issued, is a legal and binding obligation to PHLVIC, enforceable in accordance with its terms and applicable state and federal law.

I hereby consent to the use of this opinion as an exhibit to PEA No. 2 and to the use of my name in the “Legal Matters” section of the prospectus in PEA No. 2.

Yours truly,

By:	/s/ Kathleen A. McGah
Kathleen A. McGah
Vice President and Assistant Secretary PHL Variable Insurance Company